Sigma Labs Announces Reverse Stock Split, Uplisting to the NASDAQ Capital Market and Pricing of Public Offering of Common Stock and Warrants

SANTA FE, N.M. – February 15, 2017 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced the pricing of a firm commitment underwritten public offering (the “Offering”) of 1,410,000 units (“Units”) at an offering price of $4.13 per Unit, with each Unit consisting of one share of the Company’s common stock and one warrant, with each warrant giving the investor the right to acquire one share of common stock at an exercise price of $4.00 per share. The shares of common stock and associated warrants are immediately separable and will be issued separately.

Gross proceeds to the Company from the Offering will be approximately $5.8 million before deducting underwriting discounts and commissions and other estimated Offering expenses payable by the Company. The Company has granted the underwriter a 45-day option to purchase (i) up to 211,500 additional shares of common stock at the public offering price per Unit less the price per warrant included in the Unit and/or (ii) additional warrants to purchase up to 211,500 additional shares of common stock at a purchase price of $0.01 per warrant to cover over-allotments, if any. The Offering is expected to close on February 21, 2017, subject to customary closing conditions.

The common stock and the warrants will begin trading on the NASDAQ Capital Market under the symbols "SGLB" and "SGLBW," respectively, effective as of market open today.  All Unit, share and per share and Unit amounts described above reflect a 1-for-2 reverse stock split that became effective as of today.

Dawson James Securities, Inc. acted as the sole underwriter for the offering. Copies of the complete final prospectus related to the offering may be obtained from Dawson James Securities, Inc., Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432, or from mmaclaren@dawsonjames.com, or by calling toll free at 866.928.0928.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sigma Labs, Inc.

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in Sigma's most recent annual report on Form 10-K. The forward-looking statements in this press release are made only as of the date of this press release. Sigma undertakes no obligation to update any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Chris Witty

witty@darrowir.com

646-438-9385